EXHIBIT 99.2

Soligenix Corporate Update Conference Call

December 22, 2020

8:30 a.m. Eastern Time

Operator

Welcome to the Soligenix Corporate Update conference call. At this time all participants are in a listen-only mode. Following management’s prepared remarks, we will hold a Q&A session with the questions submitted by email prior to the call.

As a reminder, this is a timed conference call today. I would now like to turn the conference over to Mr. Jonathan Guarino. Please go ahead Sir.

Jonathan Guarino

Good morning, this is Jonathan Guarino, Chief Financial Officer at Soligenix. Thank you all for participating in today’s call.

Joining me from Soligenix are:

Dr. Christopher Schaber, President and Chief Executive Officer;

Dr. Richard Straube, Chief Medical Officer;

Dr. Oreola Donini, Chief Scientific Officer; and

Mr. Daniel Ring, Vice President of Business Development and Strategic Planning.

Before we begin, I would like to caution that comments made during this conference call by management will contain forward-looking statements that involve risks and uncertainties regarding the operations and future results of Soligenix.

I encourage you to review the Company’s past and future filings with the Securities and Exchange Commission including, without limitation, the Company’s Forms 10-K and 10-Q, which identify specific factors that may cause actual results or events to differ materially from those described in the forward-looking statements.

Furthermore, the content of this conference call contains time-sensitive information that is accurate only as of the date of the live broadcast, December 22, 2020. Soligenix undertakes no obligation to revise or update any statements to reflect events or circumstances after the date of this conference call.

With that said, I would like to turn the call over to Dr. Schaber … Dr. Schaber.

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Chris Schaber

Thank you Jonathan.

Good morning everyone, and thank you for joining us.

Although I wish the occasion for this conference call was more positive, we thought it would be beneficial to our shareholders for us to provide an update on the topline results from the Phase 3 DOM-INNATE study of SGX942 (dusquetide) in the treatment of oral mucositis in head and neck cancer patients.

So with that, I will get right into the subject at hand. As many of you on the call this morning have probably seen, we announced that the DOM-INNATE study did not meet expectations. Unfortunately, after unblinding the double-blind, placebo-controlled, study, it was revealed that the required level of statistical significance for the predetermined primary efficacy endpoint was not achieved. This is obviously extremely disappointing to everyone working on the program … the Soligenix employees, our dedicated investigators and their staffs, you, the shareholders, as well as, and most importantly, the patients suffering from this disease and their families. What makes this result even more frustrating is the fact that there was clear evidence that the drug had a clinically meaningful impact on the disease similar to the improvement seen in the Phase 2 study but this failed to reach the predefined level of statistical significance (p≤0.05). Given that an independent data monitoring committee (DMC) recommendation adjusted sample size to maintain the high 90% statistical power, we were all cautiously optimistic that we had further de-risked the trial for potential success; however, this was not the case.

We are not prepared at this time to provide a definitive reason or reasons for this unexpected result; however, the company will look to initiate analyses of the unblinded data to obtain further clarity as to the potential cause or causes for this outcome. Depending on what we uncover following this review, we may request a meeting to discuss our findings with the FDA and/or EMA and potential next steps forward, if any. We will also provide you with an update on those findings.

Before turning the call over to Dr. Richard Straube, Chief Medical Officer of Soligenix to provide a bit more detail, I want to reiterate that the biologic activity of SGX942 is apparent and we remain committed to determining if there is a path forward so that we may provide treatment options for this area of high unmet medical need.

And even though this call is about the disappointing news with topline results for SGX942 in the treatment of oral mucositis, I would be remiss if I didn’t make note of our robust pipeline across our Specialized Biotherapeutics and Public Health Solutions business segments, including the positive and statistically significant Phase 3 results achieved in the FLASH study of SGX301 in the treatment of cutaneous T-cell lymphoma earlier this year, where we are currently preparing a New Drug Application for submission to the US FDA, while continuing our activities towards US commercialization where we expect the SGX301 market opportunity to exceed $75M annually. We also continue to pursue our Public Health Solutions business segment as well, with an ongoing $21.2M contract supporting RiVax®, our ricin toxin vaccine development, renewed focus on our Marburg virus vaccine program, continued evaluation of SGX943 as an anti-infective agent under a DTRA sub-award and continued development of our heat stable COVID-19 vaccine program, CiVax™, which is beginning to garner added interest by the US government.

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Also, just a brief note on our financials. Current cash as of our call this morning is approximately $20M. Some of you may recall that our cash burn is offset by non-dilutive funding from the government, along with an approximate $1.1M we anticipate receiving from our NJ NOL tax credit and UK tax incentive credit, which gives us a cash runway of about 24 months. This puts us in a good position to execute on our multiple programs across our rare disease pipeline, including, working towards FDA approval and commercialization of our CTCL product in the US, while in parallel being aggressive in evaluating all strategic options. We are also investigating additional potential assets to fill our clinical program pipeline. In addition, keep in mind that we have an ATM in place with B. Riley FBR, which we can use to supplement cash, if/when the need arises.

With that said, I will now turn the call over to Dr. Richard Straube, our Chief Medical Officer, who will review the Phase 3 OM study.

For those of you not familiar with Rick’s background, he has had a long and distinguished career of more than 30 years in both academia and industry, most notably with the University of California at San Diego, Centocor, and INO Therapeutics. He is a board-certified pediatrician with a deep research background in orphan disease development, oncology, immune modulation and infectious diseases with a number of successful clinical trials and drug approvals under his belt.

Rick ….

Rick Straube

Thank you Chris.

As a background to the discussions concerning the results of this trial, I think it is important to understand the truly difficult nature of this disease. Oral mucositis is a by-product of chemotherapy and radiation therapy for tumor treatment. It is initiated by the direct damage caused by the chemotherapy and radiation that is necessary to treat the tumor and the damage is then amplified by the body’s over-exuberant inflammatory response of the innate immune system leading to the development of ulcers throughout the gastrointestinal mucosal surface that are particularly painful in the mouth. There is no approved drug for oral mucositis in head and neck cancer, or any other solid tumor setting, making it an area of unmet medical need.

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For most patients and doctors, managing OM is about managing through the pain, which is not well controlled by even opioids, and hoping that the subsequent damage, and inability to eat and/or drink, does not result in significant dehydration, malnutrition or infection, resulting in the need for hospitalization. Unfortunately, the pain can be so bad that patients will interrupt or stop their tumor treatment. Treatment gaps lasting more than 1 week have a significant impact on the ability to control the tumor, and cannot be “made up” with longer treatment – so it would be much preferred to treat the oral mucositis and therefore preserve the optimal tumor treatment regimen.

SGX942 does not interfere with the primary tumor treatment but does modulate the downstream inflammatory response, as well as providing enhanced anti-infective activity. In the Phase 2 study, in the subpopulation that included the same patients that were enrolled into the Phase 3 study, SGX942 statistically significantly reduced the duration of oral mucositis. In this trial we measured the development and duration of severe oral mucositis, meaning ulcers in the mouth so painful that they prevented patients from eating or from even drinking. This level of disease has the maximal impact on the patients’ prognosis with regards to secondary hospitalizations, infections, and potential dropout from all cancer therapy. In the patients who strictly adhered to all procedures in the protocol, we saw a statistically significant 50% reduction in the median duration of severe oral mucositis from 18 days in the placebo group to 9 days in the SGX942 group. Unfortunately, in the larger study population, the 56% reduction in median duration of severe OM from 18 days in placebo group to 8 days in the SGX942 group did not cross the required threshold for being statistically significant (p value ≤0.05).

This outcome is extremely disappointing in light of the biologic activity observed in the Phase 3 trial that provided for a clinically meaningful benefit seen that was consistent with the prior Phase 2 study.

Unfortunately, we do not have an understanding of what may have occurred at this time. Over the coming weeks, we will look to analyze the data further to determine if we can more definitively identify what may have occurred. For example, there may have been subpopulations of patients that did OR did not respond to SGX942 treatment or there could have been unexpected variability in the placebo patient population, which could have strongly impacted the statistical methods used.

Based on these findings, we hope to have a clearer understanding that may allow for a path forward for the program. Although this trial demonstrated clinically meaningful benefit, the lack of statistical significance predefined in the protocol makes it unlikely to support regulatory filings in either the US or EU.

Having said that, if we do see something meaningful in the dataset, we would anticipate having a discussion with the FDA and/or EMA about it to better understand the potential path forward with the OM program, if any.

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Given the high level observations we have seen to date with the Phase 3 study,

●	we know that SGX942 has biologic activity in this patient population,
●	we know that the response rates seen are consistent with previous clinical and preclinical data, and
●	we know it was safe and well tolerated.

It is also important to note that dusquetide’s unique mechanism of action that reduces the innate immune system’s response to lower inflammation while at the same time increases both bacterial clearance and wound healing has potential to be used in a variety of other important indications. We have also recently shown that other routes of administration (e.g., intramuscular injection) are feasible, opening the door to use in biodefense and even potential home use.

In summary, although we did not demonstrate statistical significance in the study’s primary endpoint, the biologic activity of SGX942 is clearly evident. In the coming weeks we will be conducting a more thorough analysis of the results to better determine a potential path forward with the OM program.

Finally for clarity, I will also note that although these results are disappointing, they do not in any way diminish the outcomes of our other Phase 3 trial earlier this year, where we saw a strong and efficacious response to our SGX301 drug for the treatment of cutaneous T-cell lymphoma and where we continue to progress towards regulatory approval and commercialization.

I will now hand it to Dr. Donini to provide a brief update on our Public Health Solutions business segment.

Oreola …

Oreola Donini

Thanks Rick.

While we are disappointed by the data produced in the Phase 3 study, our robust rare disease pipeline moves forward. We are continuing to develop the SGX301 product, with its statistically significant Phase 3 result this year, in cutaneous T-cell lymphoma.

We also continue to develop our Public Health Solutions assets, including our ricin toxin vaccine, RiVax. This product has been proven to be safe and efficacious in animal studies, safe in Phase 1 human studies and has also been formulated as a thermostabilized product, stable at room temperature. Further development here will require additional manufacturing and clinical studies, as well as pivotal animal efficacy studies under the Animal Rule (in lieu of Phase 3 clinical studies). We estimate the market for this product would include procurement contracts from the US and potentially other governments. As well, the product may qualify for a priority review voucher, which has the potential to provide added significant value to this asset.

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Using the same thermostabilization technology, we are also working on a COVID-19 vaccine, which has shown very promising responses in preclinical animal studies. Relative to other vaccine candidates, our COVID vaccine, CiVax, would be heat stabilized and delivered in single dose vials which could be reconstituted with sterile water for injection. This would mean the product could be stored and distributed at ambient temperature (no fridges or freezers needed) and could be used on a single dose basis as needed after reconstitution. The vaccine platform is a protein subunit, one of the best characterized platforms with a well-established track record of safety. Moreover, the platform can also be used to produce multivalent vaccines – potentially including antigens for multiple versions of the SARS-CoV-2 virus, should that be necessary. While our product is earlier in development, and will not be ready for first generation use in the developed world, it may make significant contributions to protecting the world wide population and to supporting any need for annual or seasonal re-vaccinations. We continue to pursue funding for this program and to develop it in partnership with our collaborators at the University of Hawaii.

With this high level update, I will now hand it back to Dr. Schaber to conclude the call.

Chris …

Chris Schaber

Thank you Rick and Oreola for those comments. Before going to Q&A, I wanted to briefly provide some concluding remarks.

As you can tell from this morning’s call, we are all very disappointed in this outcome, especially in light of the biologic activity that has been observed with SGX942 in the Phase 3 and in previous trials. Over the coming weeks, we will work to better understand what may have occurred with the trial; however, we will also be focusing on advancing towards regulatory filings and commercialization for SGX301.

Now, prior to going to Q&A, I would also like to again caution everyone, that at this time, we are unfortunately limited in what we can say regarding the Phase 3 data.

With that – we will now take your questions.

Operator.

Operator

With the time remaining, we will now open the line for electronic questions.

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Q&A

Operator

As there are no further questions at this time, I would like to turn the call back to Dr. Schaber for closing remarks.

Chris Schaber

Thank you Operator. As I noted, we will continue to keep you all updated.

Thank you for taking the time to participate this morning. I hope everyone has a happy and healthy Holiday Season.

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